Exhibit 5.1

October 17, 2018

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

Re:     Registration Statement on Form S-3 (File No. 333-226322)

Ladies and Gentlemen:

We have acted as counsel to Verastem, Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale (the “Offering”) of $150 million aggregate principal amount of the Company’s 5.00% Convertible Senior Notes due 2048 (the “Notes”), convertible into up to 11,740,185 shares of the Company’s common stock, par value $0.0001 per share (the “Conversion Shares”),  pursuant to the above-referenced registration statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being issued under an Indenture (the “Base Indenture”), as supplemented by a First Supplemental Indenture (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), that will be executed by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), on the closing date of the Offering.

In connection with this opinion letter, we have examined the Registration Statement, the Base Indenture, and the First Supplemental Indenture. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Delaware General Corporation Law.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that, (i) when the Base Indenture and the First Supplemental Indenture have been duly executed and delivered by the Company and the Trustee, and the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered against receipt of payment therefor, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) the Conversion Shares have been duly authorized by the Company and, when issued upon conversion in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity. Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture and Notes providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds. In addition, we express no opinion with respect to the enforceability of rights to receive prepayment premiums in each case to the extent determined to be unreasonable or to constitute unmatured interest or judgment currency provisions.

We hereby consent to the incorporation of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus supplement relating to the Notes. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP